UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):	July 6, 2007

Premier Exhibitions, Inc.

(Exact name of Registrant as Specified in Charter)

Florida	000-24452	20-1424922

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3340 Peachtree Road, Suite 2250, Atlanta, Georgia	30326

(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:	(404) 842-2600

N/A

(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.   Other Events.
     Brian Wainger, Premier Exhibitions, Inc.’s (the “Company’s”) Chief Legal Counsel, Vice President of Business Affairs and Secretary and Stephen Couture, the Company’s Vice President, Finance and Chief Financial Officer, each recently adopted a stock trading plan in accordance with Rule 10b5-1 of the Securities Exchange Act of 1934, as amended.
     Under Rule 10b5-1, directors, officers and other employees may adopt a pre-arranged plan or contract for the sale of Company securities under specified conditions and at specified times when they are not in possession of material non-public information. Using 10b5-1 plans, individuals can gradually diversify their investment portfolios, spread stock trades out over an extended period of time to reduce market impact, and avoid concerns about transactions occurring at a time when they might possess material non-public information.
     Mr. Wainger’s 10b5-1 plan, which was adopted following release by the Company of its results of operations for its fiscal year ended February 28, 2007, commences the second week in July 2007 and provides for the sale, over several months, of up to a total of 100,000 shares to be acquired through the exercise of his stock options. Mr. Couture’s 10b5-1 plan, which was adopted following the release by the Company of its first quarter results of operations, commences in August 2007 and provides for the sale, over several months, of up to a total of 93,080 shares owned jointly by Mr. Couture and his wife. Shares will be sold under each of Messrs. Wainger’s and Couture’s 10b5-1 plans on the open market at prevailing market prices and subject to minimum price thresholds specified in each respective plan. All transactions under each 10b5-1 plan will be disclosed by Mr. Wainger and Mr. Couture, as the case may be, publicly in accordance with applicable securities laws.
     The Company does not undertake to report any modifications, terminations, transactions or other activities under the Plan, except as may be required by law.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Premier Exhibitions, Inc.
Date: July 6, 2007	By:	/s/ Arnie Geller
Arnie Geller
President and Chief Executive Officer